Exhibit 10.36

July 28, 2015

Dr. Fridriksdottir Hafrun

Dear Hafrun:

As you know, on July 27, 2015, Teva entered into a Master Purchase Agreement (the “Agreement”) to acquire Allergan’s generics business. You are critical to the success of the business, and we are excited about working with you in the future. We recognize the uncertainty that a transaction of this type may create, and therefore we have chosen you as one of a small and select group of executives to receive additional protections in connection with the transaction, as set forth in this letter.

Special Protection

Under the terms of the Agreement, your unvested Allergan equity and long-term cash incentive awards outstanding at Closing (as defined in the Agreement), including those stock options, restricted shares, restricted stock units and performance units listed on Attachment 1 to this letter (your “Equity Awards”), plus the long-term cash incentive awards granted to you under Allergan’s equity plans (including your Merger Success Award and your Transformation Incentive Plan Award) (your “Cash Awards”), will be converted into Teva awards of equivalent value and terms (your “Rollover Awards”). Also, at the Closing, any performance objectives applicable to your Equity Awards will be deemed satisfied at the greater of “target” or actual performance relative to those objectives through the Closing, and any performance objectives applicable to your Cash Awards will be deemed satisfied at “target.”

Teva has also agreed that you will be provided, for a period of 24 months following the Closing, with cash severance benefits equal to the greater of (i) your existing cash severance benefits at Allergan at the time of the Closing or (ii) the cash severance benefits provided by Teva to similarly-situated employees.

In addition, in the event that your at-will employment is terminated by Teva (i) without cause (as determined in accordance with the applicable Teva policy for similarly-situated employees) or (ii) otherwise under circumstances that would entitle you to cash severance benefits, in each case within 24 months following the Closing, any then-outstanding and unvested Rollover Awards that you hold will immediately vest. We refer to this benefit as your “Special Acceleration Benefit.”

For the avoidance of doubt, your Special Acceleration Benefit applies only to your Rollover Awards, which become available only upon Closing, and not to any equity or long-term cash awards you may receive from Teva following the Closing. In addition, if your employment with Allergan terminates prior to the Closing of the transaction for any reason, or if the Closing does not occur, then you will not be entitled to your Special Acceleration Benefit.

Teva Pharmacedutical Industires Ltd. Human Resources.

Tel: +972.3.9267267                     Fax: +972.3.9267425                     5 Basel Street, Petach Tikva, Israel. 49131                     www.tevapharm.com

It is important for us to emphasize that these protections and benefits are in addition to, and not in lieu of, any other severance benefits you may be eligible to receive upon your termination of employment. Your existing severance agreements and/or arrangements will be amended prior to the Closing to the extent necessary to incorporate the protections and benefits described in this letter.

This letter will be governed by, and construed in accordance with, the laws of the state of New York. Payments under this letter are intended to comply with Section 409A of the Internal Revenue Code of 1986 (to the extent applicable), and this letter will be interpreted, operated and administered accordingly. If the Agreement terminates pursuant to its terms, this letter will also terminate and be of no force or effect.

We look forward to working together towards the exciting opportunities awaiting us.

Sincerely,

/s/ Mark Sabag
Mark Sabag, Group EVP - Chief HR Officer

Acknowledged and agreed:

/s/ Fridriksdottir Hafrun
Fridriksdottir Hafrun

Date:

Teva Pharmacedutical Industires Ltd. Human Resources.

Tel: +972.3.9267267                     Fax: +972.3.9267425                     5 Basel Street, Petach Tikva, Israel. 49131                     www.tevapharm.com